Registration No. ____________

                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
__________________________________________________________________
                             FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
__________________________________________________________________

                    THE STANDARD REGISTER COMPANY
          (Exact name of issuer as specified in its Charter)

     Ohio                                        31-0455440
(State of Incorporation)                     (I.R.S. Employer
                                             Identification No.)

600 Albany Street, Dayton, Ohio                     45408
(Address of Principal Executive Offices)         (Zip Code)
__________________________________________________________________

                   The Standard Register Company
                     1995 Stock Option Plan

                    (Full Title of the Plan)
__________________________________________________________________

                    Charles F. Hertlein, Jr.
                    Dinsmore & Shohl LLP
                    1900 Chemed Center
                    255 East Fifth Street
                    Cincinnati, Ohio 45202
                    (513) 977-8315

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

            ___________________________________________

Approximate date of proposed commencement of sales hereunder:
As soon as practicable after the effective date of this Registration
Statement.

                 CALCULATION OF REGISTRATION FEE

Title of       Amount     Proposed Maximum Proposed   Amount of
Securites to   to be       Offering Price    Maximum    Registration
be Registered  Registered Per Share        Aggregate  Fee
                                           Offering
                                           Price
__________________________________________________________________

Common Stock, 1,000,000       $36.50       $36,500,000  $11,060.60
$1.00 par
value per
share


* Pursuant to Rule 457(c) of Regulation C, the registration filing fee and the aggregate offering price shall be computed with respect to the maximum number of the Registrant's securities issuable under the plan covered by this Registration Statement based on the closing price of Registrant's Common Stock reported on the New York Stock Exchange on June 4, 1998, a date within five business days prior to the date of filing of this Registration Statement.

                          PART I

     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified in Part I of Form S-8 is set forth in a single document entitled "Prospectus" which constitutes a part of the Section 10(a) Prospectus to which this Registration Statement relates but which is not filed herewith.

                          PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Standard Register Company (the "Registrant") hereby states that the documents listed in (a) through (d) below are incorporated by reference in this Registration Statement, and further states that all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

     (a) The Registrant's Annual Report on Form 10-K for the 52 weeks ended December 28, 1997.

     (b) The Registrant's Quarterly Report on Form 10-Q for the period ended on March 29, 1998.

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31,
1997.

     (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on April 18, 1996.

Item 4.  Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Dinsmore & Shohl LLP. As of June 3, 1998, partners of Dinsmore & Shohl LLP and attorneys associated therewith, together with their immediate families, beneficially owned approximately 1,000 shares of the Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers.

     The Registrant's Code of Regulations provides that the Registrant shall indemnify each director and each officer of the Registrant, and each person employed by the Registrant who serves at the written request of the Chairman of the Board of the Registrant as a director, trustee, or officer of another corporation, partnership, joint venture, trust, or other enterprise, to the full extent permitted by Ohio law. The Code of Regulations also provides that the Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

     In general, under Section 1701.13(E) of the Ohio Revised Code, an Ohio corporation is permitted to indemnify its present or former officers, directors, employees and agents against liabilities and expenses incurred by such persons in their capacities as such so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, provided that in an action by or in the name of the corporation, if the person seeking indemnification was adjudged to be liable for negligence, no indemnification is permitted unless the court in which the action was brought specifically determines that such person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case. The statute also provides that an Ohio corporation shall advance attorney's fees incurred by directors, and may advance such fees incurred by executive officers, employees, agents and others prior to the final outcome of a matter provided the person seeking such advances undertakes to repay them if it is ultimately determined that such person is not entitled to indemnification (except in the case of directors who must undertake to repay such advances only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the act or failure to act in question was undertaken with deliberate intent to cause injury to the corporation or was undertaken with reckless regard for the best interests of the corporation).

     In addition, the Registrant has purchased insurance policies which provide coverage for the acts and omissions of the Registrant's directors and officers in certain situations.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

Exhibit No.                Description

5 and 23.1    Opinion of Dinsmore & Shohl LLP, counsel.

10             The Standard Register Company 1995 Stock Option Plan

23.2          Consent of Battelle & Battelle LLP

24*           Power of Attorney
___________________________________

*  Included in signature page.

Item 9.  Undertakings.

     A.     The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dayton, State of Ohio, on June 26, 1998.

                                   THE STANDARD REGISTER COMPANY


                                   By: /s/ Peter S. Redding
                                        Peter S. Redding
                                        President and
                                        Chief Executive Officer


                       POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kathryn A. Lamme, Corporate Vice President, Secretary and Deputy General Counsel, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:                          Date:

/s/ Peter S. Redding          President and            June 23, 1998
Peter S. Redding              Chief Executive
                              Officer

Principal Financial and Accounting Officer:


/s/ Craig J. Brown            Senior Vice            June 23, 1998
Craig J. Brown                President
                              Administration,
                              Treasurer and
                              Chief Financial
                              Officer

Directors of the Company:                            Date:


/s/ Paul H. Granzow           Chairman of           June 23, 1998
Paul H. Granzow               the Board

/s/ Roy W. Begley, Jr.                              June 23, 1998
Roy W. Begley, Jr.

/s/ F. David Clarke, III                            June 23, 1998
F. David Clarke, III

/s/ Graeme G. Keeping                               June 23, 1998
Grame G. Keeping

/s/ Dennis L. Rediker                               June 23, 1998
Dennis L. Rediker

/s/ Ann Scavullo                                    June 23, 1998
Ann Scavullo

/s/ John J. Schiff, Jr.                             June 23, 1998
John J. Schiff, Jr.

/s/ Charles F. Sherman                              June 23, 1998
Charles F. Sherman

/s/ John Q. Sherman, II                             June 23, 1998
John Q. Sherman, II



                                         Exhibits 5 and 23.1

Charles F. Hertlein, Jr.
(513) 977-8315
c.hertlein@usa.net

                                    June 9, 1998
The Standard Register Company
600 Albany Street
Dayton, Ohio  45408

Ladies and Gentlemen:

     This opinion is rendered for use in connection with the Registration Statement on Form S-8, prescribed pursuant to the Securities Act of 1933, to be filed by The Standard Register Company (the "Company") with the Securities and Exchange Commission on or about the date hereof, under which up to 1,000,000 shares of the Company's Common Stock, $1.00 per share par value ("Common Stock") are to be registered.

     We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

     As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Articles of Incorporated and Code of Regulations and the record of proceedings of the shareholders and directors of the Company.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing as the corporation under the laws of the State of Ohio.

     2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and up to 1,000,000 shares of the Common Stock to be issued for sale shall have been issued and sold upon the terms set forth in the Registration Statement, such shares will be legally and validly issued and outstanding, fully-paid and nonassessable.

                              Very truly yours,

                              DINSMORE & SHOHL LLP

                              /s/ Charles F. Hertlein, Jr.
                              Charles F. Hertlein, Jr.

                                                         Exhibit 23.2

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our Report on the Financial
Statements and Schedules of The Standard Register Company, included in the Annual Report on Form 10-K for the year ended December 28, 1997.

                                   /s/ Battelle & Battelle LLP
                                   BATTELLE & BATTELLE, LLP

Dayton, Ohio
June 12, 1998